   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 2000

                                                      REGISTRATION NO. 333-45922
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ---------------------
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              ARRAY BIOPHARMA INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          54171                        84-1460811
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------
                                1885 33RD STREET
                               BOULDER, CO 80301
                                 (303) 381-6600
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                             ---------------------
                   ROBERT E. CONWAY, CHIEF EXECUTIVE OFFICER
                              ARRAY BIOPHARMA INC.
                                1885 33RD STREET
                               BOULDER, CO 80301
                                 (303) 381-6600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to

                 ALAN L. DYE                                  CHARLES K. RUCK
            CHRISTOPHER D. OZEROFF                             R. SCOTT SHEAN
            HOGAN & HARTSON L.L.P.                            LATHAM & WATKINS
           1800 BROADWAY, SUITE 200                  650 TOWN CENTER DRIVE, 20TH FLOOR
              BOULDER, CO 80302                             COSTA MESA, CA 92626
                (720) 406-5300                                 (714) 540-1235

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [X] 333-45922
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
------------
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     The purpose of this Post-Effective Amendment No. 1 to the Registration Statement is to file certain exhibits to the Registration Statement.

ITEM 16. (A) EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1*           -- Underwriting Agreement between the Registrant and Lehman
                            Brothers Inc., Deutsche Bank Securities Inc. and Legg
                            Mason Wood Walker, Incorporated as representatives of the
                            underwriters dated November 16, 2000
          3.1-           -- Amended and Restated Certificate of Incorporation of
                            Array BioPharma Inc.
          3.1.1          -- Certificate of Amendment to the Amended and Restated
                            Certificate of Incorporation of Array BioPharma Inc.
          3.2-           -- Form of Amended and Restated Certificate of Incorporation
                            of Array BioPharma Inc. to be effective upon the closing
                            of the offering being made pursuant to this Registration
                            Statement
          3.3-           -- Amended and Restated Bylaws of Array BioPharma Inc.
          3.4-           -- Form of Amended and Restated Bylaws of Array BioPharma
                            Inc. to be effective upon the closing of the offering
                            being made pursuant to this Registration Statement
          4.1-           -- Specimen certificate representing the common stock
          5.1*           -- Opinion of Hogan & Hartson L.L.P. with respect to
                            legality of the common stock
         10.1-           -- 1998 Stock Option Plan effective July 1, 1998, as amended
         10.2-           -- Form of Amended and Restated Stock Option and Incentive
                            Plan to be effective upon the closing of the offering
                            being made pursuant to this Registration Statement
         10.3-           -- Form Employee Stock Purchase Plan to be effective upon
                            the closing of the offering being made pursuant to this
                            Registration Statement
         10.4-           -- Preferred and Common Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated May 18, 1998
         10.5-           -- Amendment to Preferred and Common Stock Purchase
                            Agreement dated August 7, 1998
         10.6-           -- Series B Preferred Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999
         10.7-           -- Series C Preferred Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated August 31, 2000
         10.8-           -- Lease Agreement by and between Registrant, as Tenant, and
                            Amgen Inc., as Landlord, dated July 1998
         10.9-           -- First Amendment to Lease Agreement by and between
                            Registrant, as Tenant, and Amgen Inc., as Landlord, dated
                            April 1, 1999
         10.10-          -- Lease Agreement by and between Registrant, as Tenant, and
                            Pratt Land Limited Liability Company, as Landlord, dated
                            February 28, 2000
         10.11-          -- Revised Employment Agreement by and between Registrant
                            and Robert E. Conway dated November 16, 1999
         10.12-          -- Form of Employment Agreement dated September 1, 2000 by and between Registrant and each of Laurence Burgess,
                            Jonathan Josey, Anthony D. Piscopio, David L. Snitman,
                            Kevin Koch, Michael Carruthers and Joanna Money
         10.13-          -- Promissory Note and Pledge Agreement of Kevin Koch to
                            Registrant dated May 18, 1998, as amended
         10.14-          -- Promissory Note and Pledge Agreement of KC Nicoloau to
                            Registrant dated May 18, 1998
         10.15-          -- Promissory Note and Pledge Agreement of Anthony D.
                            Piscopio to Registrant dated May 18, 1998, as amended
         10.16-          -- Amended and Restated Investors Rights Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.17-          -- Amendment No. 1 to Amended and Restated Investors Rights
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated August 31, 2000
         10.18-          -- Amended and Restated Stockholders Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999
         10.19-          -- First Amendment to Amended and Restated Stockholders
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated April 2000
         10.20-          -- Amendment No. 2 to Amended and Restated Stockholders
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated August 31, 2000
         10.21-          -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated October 9, 1998
         10.22-          -- Warrant to Purchase 40,000 Shares of Series A Preferred
                            Stock issued to Silicon Valley Bank, issue date October
                            9, 1998
         10.23-          -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated March 26, 1999
         10.24-          -- Warrant to Purchase Shares of Series Preferred Stock
                            issued to Silicon Valley Bank, issue date March 31, 1999
         10.25-          -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated May 17, 2000
         10.26-          -- Warrant to Purchase Stock issued to Silicon Valley Bank, issue date May 17, 2000
         10.27-          -- Master Note and Security Agreement by and between
                            Registrant and Leasing Technologies International, Inc.
                            dated February 26, 1999
         10.28-          -- Warrant to Purchase 13,750 Shares of Series A Preferred
                            Stock issued to Leasing Technologies International, Inc.,
                            issue date March 30, 1999
         10.29-+         -- Custom Synthesis Fee-For-Service Agreement between
                            Registrant and Merck & Co., Inc. dated May 14, 1999
         10.30-+         -- Array Library Screening Agreement between Registrant and
                            E.I. du Pont de Neumours and Company dated August 1, 2000
         10.31-+         -- Drug Discovery Collaboration Agreement between Registrant and ICOS Corporation dated July 31, 2000
         10.32-+         -- Compound Library Agreement between Registrant and Darwin
                            Discovery Limited dated April 22, 1999
         10.33-+         -- Diversity Library Screening Agreement between Registrant and Tularik, Inc. dated June 10, 1999, as amended
         10.34-+         -- Research Services Agreement between Registrant and Eli
                            Lilly and Company dated March 22, 2000, as amended
         10.35-+         -- Custom Synthesis Development and Supply Agreement between
                            Registrant and Merck & Co., Inc. dated September, 2000
         10.36-+         -- Research and License Agreement between Registrant and
                            Amgen Inc. dated October 26, 2000
         10.37           -- Amendment No. 3 to Amended and Restated Stockholders
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated November 17, 2000
         16.1-           -- List of Subsidiaries
         23.1-           -- Consent of Independent Public Accounts -- Ernst & Young
                            LLP
         23.2*           -- Consent of Hogan & Hartson L.L.P. (included in Exhibit
                            5.1)
         24.1-           -- Power of Attorney (included on signature page)
         27.1-           -- Financial Data Schedule

---------------

 -  Previously filed.

 +  Confidential treatment applied for.

 * Previously filed and filed herewith in connection with revisions to such exhibits.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder, State of Colorado, on November 17, 2000.

                                            Array BioPharma Inc.

                                            By:      /s/ ROBERT E. CONWAY
                                              ----------------------------------
                                                       Robert E. Conway
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ ROBERT E. CONWAY                   Chief Executive Officer and
-----------------------------------------------------  Director (Principal
                  Robert E. Conway                     Executive Officer)            November 17, 2000

*                                                      Chairman of the Board of
-----------------------------------------------------  Directors                     November 17, 2000
Kyle Lefkoff

               /s/ MICHAEL CARRUTHERS                  Chief Financial Officer
-----------------------------------------------------  (Principal Financial and
                 Michael Carruthers                    Accounting Officer)           November 17, 2000

*                                                      Director                      November 17, 2000
-----------------------------------------------------
Francis J. Bullock, Ph.D.

*                                                      Director                      November 17, 2000
-----------------------------------------------------
Marvin H. Caruthers, Ph.D.

*                                                      Director                      November 17, 2000
-----------------------------------------------------
Kirby L. Cramer

*                                                      Director                      November 17, 2000
-----------------------------------------------------
Kevin Koch, Ph.D.

*                                                      Director                      November 17, 2000
-----------------------------------------------------
Robert W. Overell, Ph.D.

*                                                      Director                      November 17, 2000
-----------------------------------------------------
David L. Snitman, Ph.D.

---------------

* By his signature below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Post-Effective Amendment No. 1 to the Registration Statement on behalf of the persons indicated.

By:       /s/ ROBERT E. CONWAY
    --------------------------------
            Robert E. Conway

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1*           -- Underwriting Agreement between the Registrant and Lehman
                            Brothers Inc., Deutsche Bank Securities Inc. and Legg
                            Mason Wood Walker, Incorporated as representatives of the
                            underwriters dated November 16, 2000
          3.1-           -- Amended and Restated Certificate of Incorporation of
                            Array BioPharma Inc.
          3.1.1          -- Certificate of Amendment to the Amended and Restated
                            Certificate of Incorporation of Array BioPharma Inc.
          3.2-           -- Form of Amended and Restated Certificate of Incorporation
                            of Array BioPharma Inc. to be effective upon the closing
                            of the offering being made pursuant to this Registration
                            Statement
          3.3-           -- Amended and Restated Bylaws of Array BioPharma Inc.
          3.4-           -- Form of Amended and Restated Bylaws of Array BioPharma
                            Inc. to be effective upon the closing of the offering
                            being made pursuant to this Registration Statement
          4.1-           -- Specimen certificate representing the common stock
          5.1*           -- Opinion of Hogan & Hartson L.L.P. with respect to
                            legality of the common stock
         10.1-           -- 1998 Stock Option Plan effective July 1, 1998, as amended
         10.2-           -- Form of Amended and Restated Stock Option and Incentive
                            Plan to be effective upon the closing of the offering
                            being made pursuant to this Registration Statement
         10.3-           -- Form Employee Stock Purchase Plan to be effective upon
                            the closing of the offering being made pursuant to this
                            Registration Statement
         10.4-           -- Preferred and Common Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated May 18, 1998
         10.5-           -- Amendment to Preferred and Common Stock Purchase
                            Agreement dated August 7, 1998
         10.6-           -- Series B Preferred Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999
         10.7-           -- Series C Preferred Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated August 31, 2000
         10.8-           -- Lease Agreement by and between Registrant, as Tenant, and
                            Amgen Inc., as Landlord, dated July 1998
         10.9-           -- First Amendment to Lease Agreement by and between
                            Registrant, as Tenant, and Amgen Inc., as Landlord, dated
                            April 1, 1999
         10.10-          -- Lease Agreement by and between Registrant, as Tenant, and
                            Pratt Land Limited Liability Company, as Landlord, dated
                            February 28, 2000
         10.11-          -- Revised Employment Agreement by and between Registrant
                            and Robert E. Conway dated November 16, 1999
         10.12-          -- Form of Employment Agreement dated September 1, 2000 by and between Registrant and each of Laurence Burgess,
                            Jonathan Josey, Anthony D. Piscopio, David L. Snitman,
                            Kevin Koch, Michael Carruthers and Joanna Money
         10.13-          -- Promissory Note and Pledge Agreement of Kevin Koch to
                            Registrant dated May 18, 1998, as amended
         10.14-          -- Promissory Note and Pledge Agreement of KC Nicoloau to
                            Registrant dated May 18, 1998
         10.15-          -- Promissory Note and Pledge Agreement of Anthony D.
                            Piscopio to Registrant dated May 18, 1998, as amended
         10.16-          -- Amended and Restated Investors Rights Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999
         10.17-          -- Amendment No. 1 to Amended and Restated Investors Rights
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated August 31, 2000
         10.18-          -- Amended and Restated Stockholders Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.19-          -- First Amendment to Amended and Restated Stockholders
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated April 2000
         10.20-          -- Amendment No. 2 to Amended and Restated Stockholders
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated August 31, 2000
         10.21-          -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated October 9, 1998
         10.22-          -- Warrant to Purchase 40,000 Shares of Series A Preferred
                            Stock issued to Silicon Valley Bank, issue date October
                            9, 1998
         10.23-          -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated March 26, 1999
         10.24-          -- Warrant to Purchase Shares of Series Preferred Stock
                            issued to Silicon Valley Bank, issue date March 31, 1999
         10.25-          -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated May 17, 2000
         10.26-          -- Warrant to Purchase Stock issued to Silicon Valley Bank, issue date May 17, 2000
         10.27-          -- Master Note and Security Agreement by and between
                            Registrant and Leasing Technologies International, Inc.
                            dated February 26, 1999
         10.28-          -- Warrant to Purchase 13,750 Shares of Series A Preferred
                            Stock issued to Leasing Technologies International, Inc.,
                            issue date March 30, 1999
         10.29-+         -- Custom Synthesis Fee-For-Service Agreement between
                            Registrant and Merck & Co., Inc. dated May 14, 1999
         10.30-+         -- Array Library Screening Agreement between Registrant and
                            E.I. du Pont de Neumours and Company dated August 1, 2000
         10.31-+         -- Drug Discovery Collaboration Agreement between Registrant and ICOS Corporation dated July 31, 2000
         10.32-+         -- Compound Library Agreement between Registrant and Darwin
                            Discovery Limited dated April 22, 1999
         10.33-+         -- Diversity Library Screening Agreement between Registrant and Tularik, Inc. dated June 10, 1999, as amended
         10.34-+         -- Research Services Agreement between Registrant and Eli
                            Lilly and Company dated March 22, 2000, as amended
         10.35-+         -- Custom Synthesis Development and Supply Agreement between
                            Registrant and Merck & Co., Inc. dated September, 2000
         10.36-+         -- Research and License Agreement between Registrant and
                            Amgen Inc. dated October 26, 2000
         10.37           -- Amendment No. 3 to Amended and Restated Stockholders
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated November 17, 2000
         16.1-           -- List of Subsidiaries
         23.1-           -- Consent of Independent Public Accounts -- Ernst & Young
                            LLP
         23.2*           -- Consent of Hogan & Hartson L.L.P. (included in Exhibit
                            5.1)
         24.1-           -- Power of Attorney (included on signature page)
         27.1-           -- Financial Data Schedule

---------------

 -  Previously filed.

 +  Confidential treatment applied for.

 * Previously filed and filed herewith in connection with revisions to such exhibits.